Exhibit 5.1

July 29, 2021

MGT Capital Investments, Inc.

Attention: Robert Ladd

Chief Executive Officer

Re: Registration Statement on Form S-1

Dear Mr. Ladd:

We have acted as counsel to MGT Capital Investments, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), on the date hereof. The Registration Statement relates to the offer and sale, from time-to-time by the selling stockholder identified in the Registration Statement, of 35,385,704 shares of the Company’s common stock (the “Shares”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K and cannot be relied on for any other purpose.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to, the Company’s Certificate of Incorporation, the Company’s Bylaws, the Registration Statement, the Securities Purchase Agreement under which the Shares were issued and such other corporate documents and records as we deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed that (i) the Registration Statement and any amendments thereto will have become effective and comply with all applicable laws and no stop order suspending the effectiveness of the Registration Statement will have been issued and remain in effect, in each case, at the time the Shares are offered and sold as contemplated by the Registration Statement and (ii) all Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus.

MGT Capital investments, Inc.

July 29, 2021

Based on the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

This opinion is effective only as of the date hereof. We do not assume responsibility for updating this opinion as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur, or facts that may come to our attention, subsequent to the date hereof.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.